EXHIBIT 99.1

For additional information, contact

Richard C. Levin, (301) 419-3900

May 2, 2003	Email: rlevin@spherix.com

SPHERIX NARROWS FIRST QUARTER LOSS ON

FORTY-FOUR PERCENT (44%) INCREASE IN SALES

FOR IMMEDIATE RELEASE:

BELTSVILLE, MD, May 2, 2003.  Spherix Incorporated (NASDAQ/SPEX), today reported a net loss of $686,388 ($0.06 per share) on sales of $4.42 million for the first quarter of 2003, versus a net loss of $1.1 million  ($0.10 per share) on sales of $3.07 million for the same period in 2002.  The 44% increase in sales between the two years is directly related to several new InfoSpherix contracts that started in the latter part of 2002.  They include the Indiana State Parks reservation contract and a contract with the U.S. Office of Personnel Management.  Partially offsetting the improved operations of the InfoSpherix Division was BioSpherix’s operating expense for the three months ended March 31, 2003, which increased $274,000 (75%) over the same period in 2002.  The increase in BioSpherix operating expenses reflects the ongoing arbitration with Arla Foods amba of Denmark.  These expenses are expected to continue through the year.

Spherix CFO and Interim President of the InfoSpherix Division, Richard Levin, stated, “The increased sales efforts in 2002 are coming to fruition.  These efforts continue and, combined with our strong backlog, bode well for the InfoSpherix Division for the remainder of the year.”

	Three Months Ended March 31,
	2003	2002
Revenue	$4,420,782	$3,066,168
Operating expense	5,119,088	4,194,682
Loss from operations	(698,306)	(1,128,514)

Net loss	(686,388)	(1,110,724)

Net loss per share	$(0.06)	$(0.10)

In other news, the Company announced that Dr. Gilbert V. Levin, CEO, and his wife, Karen Levin, VP Communications, have modified their 10b5-1 stock sales plans (see Spherix News Release November 13, 2002).  The modification avoids the automatic triggering of sales by a set price, providing that such sales might be withheld for higher prices, and be made in a manner designed to minimize any adverse impact on the price of Spherix stock.

Certain statements contained herein are “forward looking” statements as defined in the Private Securities Litigation Reform Act of 1995.  Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied.  Factors that could cause actual results to differ materially from those expressed or implied include, but are not limited to, those discussed in filings by the Company with the Securities and Exchange Commission, including the filing on Form 8-K made on March 3, 1999.

Under its motto, “A World of Solutions,” Spherix’s mission is to create value and increase shareholder wealth through innovations that benefit our clients and the human condition.  Spherix offers innovations in information technology, knowledge management, and biotechnology.

Our Internet address is http://www.spherix.com.

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